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                                                                    EXHIBIT 7(e)


                         The News Corporation Limited
                          1211 Avenue of the Americas
                           New York, New York 10036


                                                               February 23, 1999


Tele-Communications, Inc.
5619 DTC Parkway
Englewood, Colorado 80111

United Video Satellite Group, Inc.
7140 S. Lewis Avenue
Tulsa, Oklahoma 74136-5422

Ladies and Gentlemen:

Reference is made to the letter agreement, effective as of June 10, 1998, among The News Corporation Limited ("News Corp."), Tele-Communications, Inc. ("TCI") and United Video Satellite Group, Inc. ("UVSG") (the "Parent Agreement"), and to the Share Exchange Agreement, effective as of June 10, 1998, among News America Incorporated, TVG Holdings, Inc. ("Holdings"), and UVSG (the "Share Exchange Agreement"). Unless otherwise defined herein, the terms used herein shall have the meanings ascribed to them in the Share Exchange Agreement.

The parties acknowledge that pursuant to Section 9 of the Parent Agreement, News Corp. may be obligated to acquire, directly or indirectly through a subsidiary, 6,534,108 shares of Class A Common Stock of UVSG (the "Equalization Shares") on or about the 90th day following the Closing, and that, at News Corp.'s option, UVSG would be obligated to sell the Equalization Shares to News Corp. or its subsidiary at a price of $20 per share. UVSG has requested that News Corp. or its subsidiary purchase the Equalization Shares from UVSG on the Closing Date in lieu of a later date, and has agreed upon a transaction adjustment related thereto. Further, News Corp. desires that Holdings purchase the Equalization Shares on such terms. Accordingly, the parties agree as follows:

     1.   Issuance and Payment for the Equalization Shares.  On the Closing
          ------------------------------------------------
Date, UVSG shall issue to Holdings the Equalization Shares, and News Corp. shall cause Holdings to pay to UVSG $128,909,652, which represents the aggregate price of the Equalization Shares of $130,682,160, less a transaction adjustment of $1,772,508.

     2.   Representation of News Corp.  News Corp. represents and warrants that
          ---------------------------
immediately after giving effect to the receipt by Holdings on the Closing Date of the
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Equalization Shares pursuant hereto and the shares of Class A Common Stock pursuant to Section 2(a) of the Share Exchange Agreement, the aggregate number of shares of Class A Common Stock owned by News Corp. and its subsidiaries will be 29,037,520 shares.

     3.   Representation of TCI.  TCI represents and warrants that on the
          ---------------------
Closing Date, the aggregate number of shares of Class A Common Stock owned by TCI and its subsidiaries will be 29,037,520 shares.

     4.   Notice. UVSG hereby confirms and acknowledges that News Corp. has
          ------
satisfied any and all notice obligations under Section 9 of the Parent Agreement with respect to UVSG's issuance of the Equalization Shares.

     5.   Satisfaction of Obligations. The parties confirm and acknowledge that,
          ---------------------------
assuming the accuracy of the representations made in Section 2 and 3 hereof, upon the delivery of the Equalization Shares by UVSG to Holdings upon receipt of the purchase price therefor in accordance with the terms hereof, UVSG will have satisfied its obligations under Section 9 of the Parent Agreement.

     6.   Entire Agreement.  This letter agreement, the Parent Agreement, the
          ----------------
Share Exchange Agreement and that certain letter agreement between TCI and News Corp. (entered into in connection with the execution of the Parent Agreement), effective as of June 10, 1998, relating to "TVGOS Intellectual Property," contain, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein and therein, and supersede any previous agreements and understandings between the parties with respect to those matters.
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          If the foregoing accurately reflects our agreement, please sign the enclosed duplicate of this agreement in the space provided below and return the same to the undersigned.

                              Very truly yours,

                              THE NEWS CORPORATION LIMITED



                              By:/s/ Arthur M. Siskind
                                 ------------------------------------------
                                 Name:  Arthur M. Siskind
                                 Title:  Senior Executive Vice President
                                           and Group General Counsel

Accepted and Agreed:


TELE-COMMUNICATIONS, INC.



By:/s/ Stephen M. Brett
   ------------------------------------
  Name: Stephen M. Brett
  Title: Executive Vice President,
          Secretary and General Counsel


UNITED VIDEO SATELLITE GROUP, INC.



By:/s/ Peter C. Boylan III
   ------------------------------------
  Name: Peter C. Boylan III
  Title: President and Chief
           Operating Officer